Exhibit 2

                        CASH-N-PAWN INTERNATIONAL, LTD.
                                      1995
                            LONG-TERM INCENTIVE PLAN

     The purpose of the CASH-N-PAWN INTERNATIONAL, LTD. 1995 LONG-TERM INCENTIVE PLAN (the "Plan") is to promote the growth and profitability of CASH-N-PAWN INTERNATIONAL, LTD. (the "Company") and its affiliates by providing its key executives with an incentive to achieve long term corporate objectives, to attract and retain executives of outstanding competence, and to provide its executives with an equity interest in the Company.

     1. Stock Subject to Plan.

          a. Aggregate Limit. A aggregate limit of 210,000 shares (the "Shares") of the common stock of the Company ("Company Stock") may be subject to awards granted under the Plan. Such Shares may be authorized but unissued Company Stock or authorized and issued Company Stock that has been acquired by the Company. Except to the extent otherwise provided in paragraph 6.b., Shares that are forfeited, and Shares that are subject to an award which expires or are canceled, shall be available for reissuance under the Plan.

          b. Individual Limit. Not more than 36,000 Shares may be subject to awards granted to any employee during any calendar year. If an award granted to an employee is canceled, the canceled award will continue to be counted against the maximum number of shares for which awards may be granted to that employee. If, after grant, the exercise price of a stock option is reduced, the reduction shall be treated as a cancellation of the option and the grant of a new option for purposes of this paragraph.

     2. Administration.

          a. Committee. The Plan shall be administered by a compensation committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), consisting of not less than two members of the Board. At any time when the Company is registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"):

          i. each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3(c)(2)(i) under the Exchange Act; and

          ii. to the extent feasible, each member of the Committee shall be an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986 (the "Code") and regulations thereunder.

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          b. Powers and Duties.  The Committee  shall have sole  discretion  and authority to:

          i. adopt rules and regulations governing the administration of the Plan;

          ii.  select eligible employees to whom awards will be granted;

          iii. determine the type, price, amount, size, and terms of awards;

          iv.  determine when awards will be granted;

          v. determine whether restrictions will be placed on Shares purchased pursuant to an option or issued pursuant to an award;

     and make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations need not be uniform, and may be made by it selectively among persons who are eligible to receive awards, whether or not such persons are similarly situated. All interpretations, decisions, or determinations made by the Committee shall be final and conclusive.

     3. Eligibility. Any key employee of the Company or its affiliates who has been employed with the Company shall be eligible to receive awards under the Plan; however, no awards shall be made to a director of the Company who is not an employee of the Company or an Affiliate. An "Affiliate" is any corporation that is a "parent corporation" or a "subsidiary corporation" with respect to the Company, as determined under Sections 424(e) and (f) of the Code.

     4.  Awards.  The  Committee  may make awards in the form of stock  options,
stock  appreciation  rights,   restricted  stock,  performance  awards,  or  any
combination thereof.

     5. Stock Options. A stock option shall entitle the optionee, upon exercise, to purchase Shares at a specified price during a specified period. Stock options may be "Incentive Stock Options" within the meaning of Section 422 of the Code, options which do not qualify as Incentive Stock Options ("Nonqualified Options"), or a combination of Incentive Stock Options and Nonqualified Options. Stock options shall be subject to the following requirements:

          a. Type of Option. Each option shall be identified as an Incentive Stock Option or a Nonqualified Option. If a combination of Incentive Stock Options and Nonqualified Options are granted in a single award, the agreement evidencing the award shall specify the extent to which the options are Incentive Stock Options and the extent to which they are Nonqualified Options.
*
          b. Term. No option shall be exercisable within six months, or more than ten years, after the date it is granted.

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          c. Payment. The purchase price of Shares subject to an option shall be payable in full when the option is exercised. Payment may be made in cash, in shares of Company Stock having a fair market value which is not less than the purchase price on the date of exercise, or by a combination of cash and such shares, as the Committee may determine. Payment may be made subject to such terms and conditions as the Committee deems appropriate.

          d. Options Not Transferable. An option shall not be transferable except to the extent permitted by the agreement evidencing the option. An option agreement may only permit an option to be transferred by will or the laws of descent and distribution, and an option may not be exercised during the optionee's lifetime by anyone other than the optionee.

          e. Incentive Stock Options. An Incentive Stock Option shall be subject to the following additional requirements:

          i. The purchase price of Shares subject to the option shall not be less than the fair market value of the Shares at the time the option is granted, as determined in good faith by the Committee.

          ii. The fair market value (determined at the time the option is granted) of all Shares with respect to which Incentive Stock Options first become exercisable during any calendar year, under this Plan or any other plan of the Company or an Affiliate, for any individual employee, shall not exceed $100,000.

          iii. If the optionee owns 10% or more of the total combined voting power of all classes of stock of the Company or an Affiliate at the time the option is granted, the purchase price of Shares subject to the option shall not be less than 110% of their fair market value on the date the option is granted, and the option may not be exercised more than five years after the date it is granted. The rules of Section 424(d) of the Code shall apply in determining the stock ownership of any optionee.

     Subject to the foregoing, options may be made exercisable in one or more installments, upon the happening of certain events, or upon such other terms and conditions as the Committee shall determine.

     6. Stock Appreciation Rights. A stock appreciation right shall entitle the holder, upon exercise, to receive a payment equal to the amount by which the fair market value of one Share on the date the right is exercised exceeds the "base amount" established by the Committee on the date the right is granted. Stock appreciation rights shall be subject to the following requirements:

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          a. Type of Right. Stock  appreciation  rights may be granted in tandem with an option or as "freestanding" rights.

          b. Tandem Rights. Stock appreciation rights granted in tandem with an option shall become nonexercisable upon exercise of the option, and an option granted in tandem with stock appreciation rights shall become nonexercisable upon the exercise of the rights. Shares subject to an option which becomes nonexercisable by virtue of the exercise of a tandem right shall not be available for subsequent awards under the Plan.

          c. Term. No stock appreciation right shall be exercisable within six months, or more than ten years, after the date it is granted.

          d. Payment. The amount payable upon the exercise of a stock appreciation right may be paid in cash, in shares of Company Stock having a fair market value which is not more than the amount payable on the date of exercise, or in a combination of cash and such Shares, as the Committee shall determine.

          e. Rights Not Transferable. A stock appreciation right shall not be transferable except to the extent permitted by the agreement evidencing the right. A stock appreciation right agreement may only permit the right to be transferred by will or the laws of descent and distribution, and a stock appreciation right may not be exercised during the holder's lifetime by anyone other than the holder.

          f. Rights In Tandem With ISOs. Stock appreciation rights granted in tandem with an Incentive Stock Option shall be subject to the following additional requirements:

          i. The base amount of the rights shall not be less than the purchase price of the Shares subject to the option.

          ii. The rights may be exercised only when the fair market value of the Shares subject to the rights exceeds the purchase price of the Shares subject to the option.

          iii. The rights may be exercised only when, and to the extent, the option may be exercised.

          iv. The rights may be transferred only when the option may be transferred.

          v. The amount payable upon exercise of the rights shall not exceed the difference between the fair market value of the Shares subject to the right and the purchase price of the Shares subject to the option.

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     Subject to the foregoing, stock appreciation rights may be made exercisable in one or more installments, upon the happening of certain events, or upon such other terms and conditions as the Committee shall determine.

     7. Restricted Stock. Restricted stock awards shall entitle the holder to receive Shares subject to forfeiture if specified conditions are not satisfied at the end of a restricted period. Restricted stock awards shall be subject to the following requirements:

          a. Restricted Period. The Committee shall establish a restricted period of not less than six months during which the holder will not be permitted to sell, transfer, pledge, encumber, or assign the Shares subject to the award. Within these limits, the Committee may provide for the lapse of restrictions in installments, upon the occurrence of certain events, or upon such other terms and conditions as the Committee deems appropriate.
     Any attempt by a holder to dispose of restricted Shares in a manner contrary to the applicable restrictions shall be void, and of no force or effect.

          b. Rights During Restricted Period. Except to the extent otherwise provided herein or under the terms of a restricted stock agreement, the holder of restricted Shares shall have all of the rights of a stockholder in the Company with respect to the restricted Shares, including the right to vote the Shares and to receive dividends and other distributions. However, all stock dividends, stock rights, and stock issued upon split ups or reclassifications of Shares shall be subject to the same restrictions as the Shares with respect to which they are issued, and may be held in custody as provided below until the restrictions have lapsed.

          c. Forfeitures. Except to the extent otherwise provided in a restricted stock agreement, restricted Shares shall be forfeited to the Company, and all rights of the holder with respect to such Shares shall terminate, if the holder shall cease to be an employee of the Company and its Affiliates or if any condition established by the Committee for the release of any restriction shall not have occurred prior to the end of the restricted period.

          d. Custody. The Committee may provide that certificates evidencing restricted Shares shall be held in custody by a bank or other institution, or by the Company or an Affiliate, until the restrictions have lapsed. The Committee may also require the holder of restricted Shares to deliver a stock power to the Company, endorsed in blank, relating to the restricted Shares.

          e. Certificates. A recipient of restricted Shares shall be issued a certificate or certificates evidencing such Shares. Such certificates shall be registered in the name of the recipient, and shall bear a legend which shall be in substantially the following form:

          "The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the CASH-N-PAWN INTERNATIONAL, LTD. 1995 LONG-TERM INCENTIVE PLAN and a Restricted Stock Agreement entered into between the registered owner and CASH-N-PAWN INTERNATIONAL, LTD. Copies of such Plan and Agreement are on file in the offices of CASH-N-PAWN INTERNATIONAL, LTD."

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     8. Performance  Awards.  Performance  awards shall entitle the recipient to receive future payments of cash or distributions of Shares upon the achievement of long-term performance goals. Performance awards shall be subject to the following requirements:

          a. Performance Period. The Committee shall establish a performance period of not fewer than six months, nor more than five years.

          b. Amount of Awards. The Committee shall establish a value for each performance award, which may be expressed in terms of specified dollar amounts or a specified number of Shares. Such value may be fixed or variable in accordance with criteria specified by the Committee at the time of the award.

          c. Performance Objectives. The Committee shall establish performance objectives to be achieved during the performance period, determining the extent to which an employee will be entitled to distributions with respect to the award.

          d. Performance Measures. Performance objectives may relate to corporate, subsidiary, unit, or individual performance, or any combination thereof, and may be established in terms of growth in gross or net earnings, earnings per share, ratio of earnings to equity or assets, Share value, or such other measures as the Committee shall determine. Multiple objectives may be used which have the same or different weighting, and the objectives may relate to absolute performance or to relative performance measured against other companies, subsidiaries, units, or individuals.

          e. Adjustments. Prior to the end of a performance period, the Committee may adjust previously established performance objectives to reflect major unforeseen events such as changes in applicable laws, regulations, or accounting practices; mergers, acquisitions, or divestitures; or other unusual or non-recurring events.

          f. Distributions with Respect To Awards. Following the end of a performance period, the Committee shall determine the extent to which the performance objectives for such period have been achieved and the amounts, if any, that are payable with respect to performance awards for that period. Such amounts may be paid in cash or in Shares (based on their fair market value at the time of the payment), or in any combination of cash and Shares, as the Committee shall determine. Payments may be made in a lump sum or in installments, and shall be subject to such vesting, deferral, or other terms and conditions as the Committee may determine.

          g. Nontransferability. A performance award shall not be assignable or transferable except to the extent permitted by the agreement evidencing the award. A performance award agreement may only permit an award to be transferred by will or the laws of descent and distribution, and during the recipient's lifetime, a performance award may only be paid to the recipient.

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     9. Agreements.  Each award shall be evidenced by an agreement setting forth the terms and conditions upon which it is granted. Multiple awards may be evidenced by a single agreement. Subject to the limitations set forth in the Plan, the Committee may, with the consent of the person to whom an award has been granted, amend an agreement to modify the terms or conditions of any award.

     10. Adjustments. If there is a change in the outstanding Shares of Company Stock by reason of a stock dividend or split, recapitalization, reclassification, combination, or exchange of Shares, or by reason of a similar corporate change, the Committee may adjust the number of Shares subject to an award, the option price or value of an award, the maximum number of Shares subject to this Plan, or the maximum number of Shares subject to an award, as may be appropriate to reflect the nature of the change. Any such adjustments shall be conclusive and binding for all purposes of this Plan.

     11. Merger, Consolidation, etc. Subject to the provisions of the agreement evidencing an award, if the Company becomes a party to a corporate merger, consolidation, major acquisition of property for stock, spinoff, reorganization, or liquidation, the Board may make any arrangement it deems advisable with respect to outstanding awards, in the number of Shares subject to this Plan, and in the number of Shares subject to awards to any employee. Such an arrangement may include, but shall not be limited to, the substitution of new awards for awards then outstanding, the assumption of any award, and the termination of any award. Any such arrangements shall be conclusive and binding for all purposes of this Plan.

     12. Indemnification. Each member of the Committee and the Board shall be indemnified by the Company against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him as a result of any claim, action, suit, or proceeding in which he may be involved by reason of any action taken or omitted under this Plan; provided, such person gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which any person may be entitled under the Company's articles of incorporation or bylaws, as a matter of law, or otherwise.

     13. Rights as Stockholder. Except to the extent otherwise specifically provided herein, the recipient of an award shall have no rights as a stockholder with respect to Shares sold or issued pursuant to the Plan until certificates for such Shares have been issued to such person.

     14. General Restrictions. Each award granted pursuant to the Plan shall be subject to the requirement that if, in the opinion of the Committee:

          a. the listing, registration, or qualification of any Shares related thereto upon any securities exchange or under any state or federal law;

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          b. the consent or approval of any regulatory body; or

          c. an agreement by the recipient with respect to the disposition of any such Shares is necessary or desirable as a condition of the issuance or sale of such Shares, such award shall not be consummated unless and until such listing, registration, qualification, consent, approval, or agreement is effected or obtained in form satisfactory to the Committee.

     15. Employment Rights. Nothing in this Plan, or in any agreement entered into under the Plan, shall confer upon any employee the right to continue in the employ of the Company or its Affiliates, or affect the right of the Company or any Affiliate to terminate an employee's employment at any time, with or without cause.

     16. Withholding. If the Company proposes or is required to issue Shares pursuant to the Plan, it may require the recipient to remit to it, or withhold from such award or from the recipient's other compensation, an amount sufficient to satisfy any tax withholding requirements prior to the delivery of certificates for the Shares.

     17. Amendments. The Board may at any time, and from time to time, amend the Plan in any respect, except that no amendment:

          a. increasing the number of Shares available for issuance or sale pursuant to the Plan (other than as permitted by paragraphs 10 and 11);

          b. changing the classification of employees eligible to participate in the Plan or the definition of an Affiliate; or

          c. materially increasing the benefits accruing to participants under the Plan;

shall be made without stockholder approval.

     18. Contingent Awards. Any award granted under the Plan prior to the date on which the Plan is approved by the Company's stockholders shall be contingent upon such approval. If stockholder approval is not received within 12 months after the date on which this Plan is adopted by the Board, such award shall be void and of no force or effect.

     19. Stockholder Approval. The approval of the Plan or any amendment by the Company's stockholders must comply with all applicable provisions of the Company's charter, bylaws, and applicable state law prescribing the method and degree of stockholder approval required for granting awards of the type provided under the Plan. Absent any such prescribed method and degree of stockholder approval, the Plan or such amendment must be approved by a simple majority vote of stockholders voting, either in person or by proxy, at a duly held stockholders' meeting

     20. Duration. No awards shall be granted under the Plan after the earlier of: (a) the date the Plan is terminated by the Board; or (b) the tenth anniversary of the date the Plan was first approved by the Board.

     21. Compliance with Section 16(b). In the case of employees who are subject to Section 16 of the Exchange Act, the Company intends that the Plan and any award granted under the Plan satisfy the applicable requirements of Rule 16b-3. If a provision of the Plan or any award would otherwise conflict with such intent, that provision, to the extent possible, shall be interpreted so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with such intent, the provision shall be deemed void as applied to employees who are subject to Section 16 of the Exchange Act.

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                                    Amendment
                                       to

                         CASH-N-PAWN INTERNATIONAL, LTD.
                          1995 LONG-TERM INCENTIVE PLAN


     Reference  is hereby made to that  certain 1995  Long-Term  Incentive  Plan
("1995 Plan") of Cash-N-Pawn International, Ltd., adopted by the Board of Directors as of December 4, 1995 and approved by the shareholders of the Company on February 22, 1996.

     Section 1a of the 1995 Plan is amended effective December 31, 1998 to add 40,000 shares to the 1995 Plan, bringing the total number of shares of stock subject to the 1995 Plan to 250,000, subject to approval by the shareholders of the Company.

     Section 1b of the 1995 Plan is amended effective December 31, 1998 to increase the annual individual grant limit from 36,000 to 50,000.

     In addition, in connection with the merger of Cash-N-Pawn International, Ltd. with and into U. S. Pawn CNP Holdings, Inc., a Colorado corporation and a wholly-owned subsidiary of U. S. Pawn, Inc. ("Holdings"), the surviving corporation of the merger shall be Holdings. In connection with such merger, the 1995 Plan will be further amended as part of the merger, effective as of the closing date of the merger, as follows:

     All references in the 1995 Plan to the Company shall be to Holdings as the survivor of the merger.

     All references in the 1995 Plan to the common stock of the Company or to Company Stock shall be to shares of common stock, no par value, of U.S. Pawn, Inc., a Colorado corporation.

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